SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        Blonder Tongue Laboratories, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        Blonder Tongue Laboratories, Inc.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

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    5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         3) Filing Party:

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         4) Date Filed:

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


                        BLONDER TONGUE LABORATORIES, INC.
                               One Jake Brown Road
                          Old Bridge, New Jersey 08857

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 6, 1999

                                ---------------

To the Stockholders of Blonder Tongue Laboratories, Inc.:

     The 1999 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (the "Company") will be held at the Hyatt Regency New Brunswick, 2 Albany Street, New Brunswick, New Jersey 08901, on May 6, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To elect three Directors constituting Class I of the Board of Directors to serve until the 2002 Annual Meeting of Stockholders or until their successors have been elected and qualified;

     2. To ratify the appointment of BDO Seidman, LLP, certified public accountants, as the Company's independent auditors for the year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     A Proxy, if properly executed and received in time for the voting, will be voted in the manner directed therein. If no direction is made, such Proxy will be voted FOR all proposals therein.

     The Board of Directors has fixed the close of business on March 23, 1999, as the record date for determining stockholders entitled to notice of the meeting and to vote at such meeting or any adjournments thereof, and only stockholders of record at the close of business on March 23, 1999, are entitled to notice of and to vote at such meeting or any adjournments thereof.

     Your attention is directed to the attached Proxy Statement for further information regarding each proposal to be made.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                 By Order of the Board of Directors


                                 Robert J. Palle, Jr., Executive Vice President
                                     and Secretary

April 5, 1999

                                ---------------

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND DESIRE TO VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY REVOKING YOUR PROXY.

                        BLONDER TONGUE LABORATORIES, INC.
                               One Jake Brown Road
                          Old Bridge, New Jersey 08857

                               PROXY STATEMENT FOR
                       THE ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                   MAY 6, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Blonder Tongue Laboratories, Inc., a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Hyatt Regency New Brunswick, 2 Albany Street, New Brunswick, New Jersey 08901 on May 6, 1999, at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised by written notice to the Secretary of the Company, or by delivering a later dated proxy. Attendance at the Annual Meeting will not, without delivery of the written notice described in the immediately preceding sentence, constitute revocation of a proxy. The mailing address of the principal executive offices of the Company is One Jake Brown Road, Old Bridge, New Jersey 08857. The Company's telephone number is (732) 679-4000. This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 5, 1999, together with the Annual Report on Form 10-K for the year ended December 31, 1998.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2002 Annual Meeting of Stockholders, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 1999. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Thus, abstentions will have no effect on the vote for election of Directors. Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares "entitled to vote" (other than for quorum purposes), will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

     Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of Directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgement.

     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

     Only owners of record of the common stock, $.001 par value per share, of the Company ("Common Stock") at the close of business on March 23, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Each owner of record on the Record Date is entitled to one vote for each share of Common Stock of the Company so held. There is no cumulative voting. On the Record Date, there were 8,289,797 shares of Common Stock issued, outstanding and entitled to vote.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that the Board shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board has currently been set at eight. The term of the current Class I Directors expires at the 1999 Annual Meeting, the term of the current Class II Directors expires at the 2000 Annual Meeting and the term of the current Class III Directors expires at the 2001 Annual Meeting. The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

     The Directors whose terms will expire at the 1999 Annual Meeting of Stockholders are James A. Luksch, John E. Dwight and Robert E. Heaton, all of whom have been nominated by the Board to stand for reelection as Directors at the 1999 Annual Meeting of Stockholders, to hold office until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. Messrs. Luksch, Dwight and Heaton have consented to serve for the new terms, if elected.

Recommendation of the Board of Directors Concerning the Election of Directors

     The Board of Directors of the Company recommends a vote FOR James A. Luksch, John E. Dwight and Robert E. Heaton as Class I Directors to hold office until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.

                        DIRECTORS AND EXECUTIVE OFFICERS

Nominee and Continuing Directors

     The following table sets forth the names and certain information about each of the nominees for election as a Director of the Company and the continuing Directors of the Company:


                                                                                Director
          Name                                                           Age     Since
          ----                                                           ---    --------
Nominees for three-year term expiring in 2002 (Class I Directors):
     James A. Luksch..................................................... 68     1988
     John E. Dwight(1)................................................... 63     1995
     Robert E. Heaton(2) ................................................ 69     1998
Directors not standing for election this year whose terms expire in 2000 (Class II Directors):
     Robert J. Palle, Jr................................................. 53     1993
     James H. Williams................................................... 67     1988
     Gary P. Scharmett................................................... 43     1997

-------------
(1) Since December, 1995, a member of the Audit Committee of the Board of Directors.

(2) Since May, 1998, a member of the Compensation Committee of the Board of Directors.

Directors not standing for election this year whose terms expire in 2001 (Class III Directors):
     James F. Williams(1)(2)............................................. 41     1993
     Robert B. Mayer(1)(3)............................................... 67     1995

-------------
(1) Since December, 1995, a member of the Audit Committee of the Board of Directors.

(2) Since September, 1997, a member of the Compensation Committee of the Board of Directors.

(3) Since December, 1995, a member of the Compensation Committee of the Board of Directors.


     Set forth below is a brief summary of the recent business experience and background of each nominee, continuing Director and executive officer:

     James A. Luksch, 68, has been the President and Chief Executive Officer and a Director of the Company since November, 1988. He became Chairman of the Board in November, 1994.

     John E. Dwight, 63, became a Director of the Company on December 14, 1995, immediately after the completion of the Company's initial public offering of Common Stock. He became a Senior Vice President of the Company in September, 1997. From 1992 until September, 1997, Mr. Dwight served as President of Film Microelectronics, Inc., a designer and manufacturer of microelectronic products. From 1989 to 1992, he was employed by Wavetek, Inc., an electronic testing and measurement company, as President of its Wavetek Communications Division.

     Robert E. Heaton, 69, became a Director of the Company in March, 1998. He also presently serves on the Boards of Directors of Slater Industries, Inc., Calstrip Steel Corp. and Precision Specialty Metals. From April, 1993 through April, 1995, Mr. Heaton served as Vice Chairman of the Stainless Steel Group of Lukens, Inc. From April, 1981, through April, 1993, Mr. Heaton was President and Chief Executive Officer of Washington Steel Corporation until it was acquired by Lukens, Inc. Mr. Heaton is a past Chairman of the Specialty Steel Industry of North America.

     Robert J. Palle, Jr., 53, has been the Executive Vice President and Chief Operating Officer of the Company since April, 1989. He became a Director of the Company in September, 1993.

     James H. Williams, 67, has been a Director of the Company since November, 1988, and served as Chairman of the Board from the Company's inception until November, 1994. He presently serves as a consultant to the Company under a written agreement. Mr. Williams served as Chairman of the Board and Chief Executive Officer of Integrated Waste Services, Inc. from September, 1989 until April, 1996.

     Gary P. Scharmett, 43, became a Director of the Company in December, 1997. Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley, Ronon, Stevens & Young, LLP, the Company's outside counsel.

     James F. Williams, 41, became a Director of the Company in September, 1993. Since April, 1996, Mr. Williams has been the Chairman of the Board and Chief Executive Officer of Integrated Waste Services, Inc. ("IWSI"). From June, 1990 through April, 1996, Mr. Williams served as Vice President of IWSI. U.S. Dismantlement Corporation ("USDC"), for which Mr. Williams serves as a Director, is an indirect, wholly-owned subsidiary of IWSI. In early 1997, USDC's Board determined to cease operations and liquidate its business. Toward the end of that process, an uncontested, involuntary bankruptcy petition was filed against USDC on May 28, 1997. An order closing this proceeding was issued by the court on December 31, 1997. Mr. Williams is the nephew of Mr. James H. Williams.

     Robert B. Mayer, 67, became a Director of the Company on December 14, 1995, immediately after the completion of the Company's initial public offering of Common Stock. From 1966 to 1991, he served in various executive positions, including Director and Regional President of Norstar Bank, N.A. (formerly known as Liberty National Bank & Trust Co.), a member of Fleet Financial Group. Mr. Mayer has from time to time served as a part-time instructor at State University of New York at Buffalo and is currently a Director and Vice Chairman of People, Inc. and a member of the Loan Committee, Erie County Regional Industrial Development Corporation.

Other Executive Officers

     Peter Pugielli, 51, has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since September, 1993. He was hired by the Company in December, 1989, as Vice President and Chief Financial Officer. His responsibilities also include management of the Company's information systems.

     Daniel J. Altiere, 60, has been a Senior Vice President of the Company since April, 1989. Since 1989, he has been responsible for human resources, quality control, manufacturing, warranty service and industrial engineering.

     Norman A. Westcott, 58, has been Vice President of the Company since he joined the Company in July, 1994. He is responsible for material purchasing and production. From 1985 until he joined the Company, he served as Vice President of Operations with Tecma Maquila Services, Juarez, Mexico, a contract manufacturer/assembler of various products, primarily for United States companies.

Meetings of the Board of Directors; Committees

     During the year ended December 31, 1998, there were eleven meetings of the Company's Board of Directors and each Director attended (either in person or via teleconference) at least 75% of the meetings held. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

     Audit Committee. The Audit Committee is currently comprised of James F. Williams, John E. Dwight and Robert B. Mayer, of whom Messrs. Williams and Mayer are non-employee Directors. The Audit Committee is responsible to make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement with the independent public accountants, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. This committee held three meetings during 1998, all of which were attended (either in person or via teleconference) by each committee member.

     Compensation Committee. The Compensation Committee is currently comprised of James F. Williams, Robert B. Mayer and Robert E. Heaton, all of whom are non-employee Directors. The Compensation Committee is responsible to determine compensation for the Company's executive officers and to administer the Company's stock option plans, except for the 1996 Director Option Plan. This committee held eight meetings during 1998 and each committee member attended (either in person or via teleconference) at least 75% of the meetings held.

Directors' Compensation

     During calendar year 1998, each non-employee Director of the Company (other than James H. Williams) received an annual retainer of $15,000, payable quarterly, a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting). Each Director was also reimbursed for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings. During calendar year 1998, Messrs. Luksch, Palle and Dwight did not receive any separate compensation for serving on the Board of Directors or any committees thereof.

     In January, 1995, the Company entered into a consulting and non-competition agreement with James H. Williams for the purpose of obtaining advice and counseling concerning strategic planning and financial and business matters. Under this agreement, Mr. Williams is obligated to make himself available to the Company for up to 25 hours per month, in addition to time spent attending to his duties as a member of the Board of Directors of the Company. Mr. Williams is currently paid $136,000 per year for his services under this agreement, subject to adjustment on a basis consistent with adjustments to compensation to the Company's senior management. The agreement provides a cap of $150,000 on payments to be made thereunder during any calendar year. The agreement terminates on December 31, 1999. Payments to Mr. Williams under this consulting agreement are in lieu of any other payments in connection with his services as a Director or committee member, other than the reimbursement of certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings.

     In May, 1998, the stockholders of the Company approved the adoption of the Company's Amended and Restated 1996 Director Option Plan (the "1996 Plan"). Under the 1996 Plan, Directors who are not currently employed by the Company or any subsidiary of the Company and who have not been so employed within the past six months are eligible to receive options from time to time to purchase a number of shares of Common Stock as determined by the Board; provided, however, that no Director may be granted options to purchase more than 5,000 shares of Common Stock in any one calendar year. The exercise price for such shares is the fair market value thereof on the date of grant, and the options vest as determined in each case by the Board of Directors. Options granted under the 1996 Plan must be exercised within ten years from the date of grant. A maximum of 100,000 shares may be awarded under the 1996 Plan which expires January 2, 2006. The plan is administered by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders (collectively, "Reporting Persons") are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of the Reporting Persons that no other reports were required with respect to fiscal 1998, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with on a timely basis in fiscal 1998.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1999 by (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's Directors, including nominee Directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and Directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                                                                  Percent of Class
                         Name and Address of                           Amount and Nature of         Beneficially
                       Beneficial Owner(1)(2)                        Beneficial Ownership (1)          Owned
                       ----------------------                        ------------------------     ----------------
James A. Luksch...................................................          1,998,373 (3)                24.1%
Robert J. Palle, Jr...............................................          1,259,504 (4)                15.2%
John E. Dwight....................................................             30,034 (5)                 *
Daniel J. Altiere.................................................             25,829 (6)                 *
Peter Pugielli....................................................             22,695 (7)                 *
James H. Williams.................................................          2,065,525 (8)                24.9%
James F. Williams.................................................             59,673 (8)                 *
Gary P. Scharmett.................................................             13,300 (9)                 *
Robert B. Mayer...................................................              3,700 (10)                *
Robert E. Heaton..................................................                  0                     *

All Directors and executive officers as a group (11 persons)......          5,447,289                    64.7%

----------------
 *   Less than 1%

 (1) Beneficial ownership as of March 1, 1999 for each individual includes shares subject to options held by such persons (but not held by any other person) which are exercisable within 60 days after such date. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. This table contains information furnished to the Company by the respective stockholders or contained in filings made with the Commission.

 (2) The address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc. One Jake Brown Road, Old Bridge, NJ 08857.

 (3) Includes 16,667 shares of Common Stock underlying options granted by the Company, 10,928 shares of Common Stock owned of record by two trusts of which Mr. Luksch is the trustee and 9 shares of Common Stock owned of record by an estate of which Mr. Luksch is the executor.

 (4) Includes 15,667 shares of Common Stock underlying options granted by the Company.

 (5) Includes 15,034 shares of Common Stock underlying options granted by the Company.

 (6) Includes 25,829 shares of Common Stock underlying options granted by the Company.

 (7) Includes 22,495 shares of Common Stock underlying options granted by the Company.

 (8) James H. Williams has granted to James F. Williams the option to purchase 57,173 shares of Company Common Stock which he owns. These shares are included in the beneficial ownership of both Directors. Beneficial ownership for James F. Williams also includes 2,500 shares of Common Stock underlying options granted by the Company.

 (9) Includes 10,000 shares of Common Stock underlying options granted by the Company and 1,500 shares of Common Stock held of record by a corporation wholly-owned by Mr. Scharmett's spouse.

(10) Includes 2,500 shares of Common Stock underlying options granted by the Company, 500 shares of Common Stock held of record by Mr. Mayer's adult son, as to which Mr. Mayer expressly disclaims beneficial ownership and 200 shares of Common Stock held of record by Mr. Mayer's spouse.

                             EXECUTIVE COMPENSATION

Summary

     The following table sets forth certain summary information concerning compensation paid or accrued for services rendered to the Company in all capacities for the year ended December 31, 1998 and two prior fiscal years with respect to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who served as executive officers during 1998 and whose salary plus bonus during 1998 exceeded $100,000.

                           Summary Compensation Table


                                                                                 Long-Term
                                                   Annual Compensation          Compensation
                                           ---------------------------------    ------------
                                                                                 Securities
         Name and                                                                Underlying         All Other
     Principal Position                    Year    Salary ($)    Bonus($)(1)      Options(#)    Compensation($)(2)
     ------------------                    ----    ----------    -----------    -------------   ------------------
James A. Luksch........................    1998     311,724      103,079                --            13,819
  President and Chief Executive            1997     311,454      264,364                --            17,628
  Officer                                  1996     239,652      523,580(3)         25,000            12,501

Robert J. Palle, Jr....................    1998     242,063       80,209                --             3,894
  Executive Vice President and Chief       1997     242,063      205,921                --             4,624
  Operating Officer                        1996     186,202           --            23,500             2,824

John E. Dwight.........................    1998     150,000       50,000           100,000(4)          5,713
  Senior Vice President                    1997      45,998       28,080            40,000               945
                                           1996          --           --                --                --

Peter Pugielli.........................    1998     123,616       25,853            36,666(4)          2,575
  Senior Vice President and Chief          1997     116,255       73,535            10,000             2,257
  Financial Officer                        1996     111,077       14,000            10,000             1,553

Daniel J. Altiere ....................     1998     134,231       28,946            40,000(4)          4,893
  Senior Vice President                    1997     125,808       80,342            10,000             3,774
                                           1996     121,173       14,000            10,000             3,533

------------------
(1) Bonus amounts for 1997 and 1998 include bonuses earned by each individual under the Company's Executive Officer Bonus Plan based on the Company's financial performance during such year, except that Mr. Dwight was entitled to a minimum bonus of $50,000 for 1998 notwithstanding the amount he was otherwise entitled to under the Executive Officer Bonus Plan pursuant to his employment arrangements made with the Company during 1997. These amounts are paid to such individuals in the year after that in which they accrue.

(2) Represents reimbursement of life insurance premiums, matching contributions paid by the Company under its 401(k) plan and, for 1998 and 1997, costs of preparation of individual tax returns. Amounts paid in 1998 for life insurance were $8,772, $1,607, $2,376, $787 and $1,319; for matching contributions under the Company's 401(k) plan contributions were $3,922, $1,162, $3,087, $1,588 and $3,574; and amounts paid for preparation of tax returns were $1,125, $1,125, $250, $200 and $0 for Messrs. Luksch, Palle, Dwight, Pugielli and Altiere, respectively. Amounts paid in 1997 for life insurance were $14,128, $2,549, $945, $1,107 and $1,849; for matching contributions under the Company's 401(k) plan contributions were $2,375, $950, $0, $950 and $1,925; and amounts paid for preparation of tax returns were $1,125, $1,125, $0, $200 and $0 for Messrs. Luksch, Palle, Dwight, Pugielli and Altiere, respectively. Amounts paid in 1996 for life insurance were $10,634, $1,846, $0, $599 and $1,715 and for matching contributions under the Company's 401(k) plan contributions were $1,867, $978, $0, $954 and $1,818 for Messrs. Luksch, Palle, Dwight, Pugielli and Altiere, respectively.

(3) Represents a special bonus of $523,580 paid in 1996 pursuant to a Special Bonus Agreement between Mr. Luksch and the Company. Under this Agreement, the Company agreed to make three annual special bonus payments to Mr. Luksch in May, 1994, 1995 and 1996, to facilitate Mr. Luksch's purchase of Common Stock pursuant to a written agreement entered into in July, 1993.

(4) Securities Underlying Options granted in 1998 to Messrs. Dwight, Pugielli and Altiere include 80,000, 26,666 and 30,000 shares, respectively, underlying options granted to such individuals in prior years which were repriced during September, 1998. Thus, the actual net amounts of Securities Underlying Options initially granted to such individuals in 1998 were 20,000, 10,000 and 10,000 shares, respectively. See "Report of Compensation Committee on Executive Compensation Policies and Stock Option Repricing--Stock Option Repricing."

Stock Options

     The following table contains information concerning the grant of options to purchase shares of Common Stock under the Company's 1995 Long Term Incentive Plan to the named executive officers during the fiscal year ended December 31, 1998.



                                    Option Grants in Fiscal Year 1998
                                            Individual Grants
                         ---------------------------------------------------------
                                        Percent of
                          Number of    Total Options
                          Securities     Granted to                                   Potential Realizable Value at
                          Underlying     Employees       Exercise                     Assumed Annual Rates of Stock
                           Options       in Fiscal       Price Per      Expiration        Price Appreciation for
                         Granted(#)(1)     1998(2)     Share($)(1)(3)      Date              Option Term(4)
                         ------------- --------------  --------------   ----------    -----------------------------
         Name                                                                           5%($)          10%($)
         ----                                                                         --------        -------
James A. Luksch.........        --           --               --              --            --             --

Robert J. Palle, Jr.....        --           --               --              --            --             --

John E. Dwight..........    20,000          2.2%            9.81          6/9/07       108,248        266,547
                            20,000          2.2%            6.88          6/9/07        71,829        180,723
                            60,000          6.7%            6.88          9/2/07       215,488        542,169

Peter Pugielli..........    10,000          1.1%            9.81          6/9/07        54,124        133,274
                             6,666          0.7%            6.88         7/29/06        20,617         50,590
                            10,000          1.1%            6.88          6/9/07        35,915         90,361
                            10,000          1.1%            6.88         7/16/07        35,915         90,361

Daniel J. Altiere.......    10,000          1.1%            9.81          6/9/07        54,124        133,274
                            10,000          1.1%            6.88         7/29/06        30,928         75,892
                            10,000          1.1%            6.88          6/9/07        35,915         90,361
                            10,000          1.1%            6.88         7/16/07        35,915         90,361

----------
(1) Options with an exercise price of $9.81 per share were granted on June 10, 1998 (the "1998 Options"), and were to vest and become exercisable in lots of approximately one-third of the total options granted on the second, third and fourth anniversaries of the date of grant. Such options, along with all other options of the Company subject to the repricing of the Company's stock options, were canceled and regranted on September 17, 1998, at an exercise price of $6.88 per share but otherwise on the same terms (including vesting schedule and termination date) as the options they replaced. Options with an exercise price of $6.88 per share represent regrants of options (including the 1998 Options) that were canceled in connection with the repricing. See "Report of Compensation Committee on Executive Compensation Policies and Stock Option Repricing--Stock Option Repricing."

(2) Based on a total of 890,332 options granted to employees during the fiscal year ended December 31, 1998 including (i) 640,832 options granted on September 17, 1998 to replace 640,832 outstanding options that were canceled on the same date (see "Report of Compensation Committee on Executive Compensation Policies and Stock Option Repricing--Stock Option Repricing" for details) and (ii) 249,500 other options that were granted to employees during such fiscal year.

(3) All options were granted at the estimated fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors of the Company.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company and overall market conditions.

Option Exercises and Holdings

     The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal year 1998 and unexercised options held as of December 31, 1998.

                       Aggregated Option Exercises in 1998
                   and Option Values as of December 31, 1998


                             Shares                         Number of Securities
                            Acquired                       Underlying Unexercised         Value of Unexercised
                               on           Value                 Options at             In-the-Money Options at
                           Exercise(#)   Realized($)        December 31, 1998(#)         December 31, 1998($)(1)
                           -----------   -----------    ----------------------------  ---------------------------
          Name                                          Exercisable    Unexercisable  Exercisable   Unexercisable
          ----                                          -----------    -------------  -----------   -------------
James A. Luksch.........        --              --         16,667          8,333             --            --
Robert J. Palle, Jr.....        --              --         15,667          7,833             --            --
John E. Dwight..........        --              --         15,034         65,466             --            --
Peter Pugielli..........     3,334          13,319         22,495         22,010         57,179         4,623
Daniel J. Altiere.......        --              --         25,829         22,010         57,179         4,623

----------
(1) These columns represent the difference on December 31, 1998 between the closing market price of the Company's common stock and the option exercise price.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors currently consists of James F. Williams, Robert B. Mayer and Robert E. Heaton. No member of the Compensation Committee was an officer or employee of the Company during fiscal year 1998. None of the executive officers of the Company has served on the board of directors, the compensation committee or any other board committee performing equivalent functions of any other entity, any of whose officers served either on the Board of Directors or the Compensation Committee of the Company.

Employment Contracts

     In August 1995, Mr. Altiere and the Company entered into an employment agreement which provides that Mr. Altiere is entitled to receive his base salary for one year following termination of his employment by the Company without cause. Upon his disability, Mr. Altiere is also entitled to receive his base annual salary for one year.

                  REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE
                COMPENSATION POLICIES AND STOCK OPTION REPRICING

Report on Executive Compensation Policies

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The objective of the Company in setting executive compensation has been to attract, retain and motivate qualified executives to manage the Company's business and affairs so as to foster sales and earnings growth, achieve significant current profits and maximize stockholder value. Executive compensation in the aggregate is made up principally of annual base salary, bonus, and awards of stock options under the Company's 1995 Long Term Incentive Plan.

     Generally, annual salary adjustments and bonuses for executive officers other than Messrs. Luksch and Palle have been established by Mr. Luksch with the concurrence of the Compensation Committee. The annual salary adjustments and bonuses for Messrs. Luksch and Palle are determined by the Compensation Committee, subject to Board approval. An annual performance evaluation of each executive officer is conducted, upon which a salary adjustment is determined. The performance evaluation focuses on the executive's performance during the past year of the responsibilities of his position, the executive's improvement in areas where any deficiencies may have been noted in the past, and the executive's achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives. The Company's overall profit for the fiscal year and the executive's individual contribution to that profit are also considered at year end when bonuses are determined. As is typical for most corporations, the assessment of individual performance contributions is in most cases subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.

     In February, 1997, the Compensation Committee implemented the Executive Officer Bonus Plan ("Executive Bonus Plan"). The Compensation Committee believes that a combination of base salary, the Executive Bonus Plan and the award of stock options and/or restricted stock awards will support the short-term and long-term strategic objectives of the Company and will reward individual performance and the value created for stockholders. Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to the financial performance of the Company during the prior fiscal year. During the first quarter of each fiscal year of the Company, the Compensation Committee designates which of the Company's executive officers are to participate in the Executive Bonus Plan for that year. Also during the first quarter, the Compensation Committee establishes one or more objective performance goals for each participant, together with a maximum dollar bonus opportunity for the participant and a formula to determine bonus payments based on the achievement of the goal(s). In no event may the bonus for any participant exceed 100% of such participant's base salary.

     The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding. Performance goals need not be uniform among participants.

     After the Company's financial results for a fiscal year have been determined, the Compensation Committee certifies the level of performance goal attainment and the potential bonus payment for each participant. The Compensation Committee has full authority to reduce the amount that would otherwise be payable to any participant for a fiscal year.

     For 1998, bonuses under the Executive Bonus Plan were only to be awarded if the Company's earnings from operations in 1998 were at least equal to 120% of its earnings from operations in 1997. Each of the named executive officers in the Summary Compensation Table herein was a participant in the Executive Bonus Plan during 1998. Bonuses earned during the 1998 fiscal year under the Executive Bonus Plan (included as bonuses earned during 1998 in the Summary Compensation Table herein but payable in 1999) were based on a percentage of each recipient's annual salary for 1998 equal to the percentage increase in the Company's earnings from operations for fiscal 1998 over fiscal 1997 multiplied by a multiplier between 1.0 and 1.5 determined on an individual basis by the Compensation Committee, subject to a maximum amount equal to 100% of such recipient's 1998 annual salary.

Compensation of the Chief Executive Officer

     Mr. Luksch has been President and Chief Executive Officer of the Company since it commenced operations in 1988. His compensation includes the same elements and performance measures as the compensation of the Company's other executive officers.

     Mr. Luksch's annual salary for fiscal year 1998 remained at $311,000 since being increased to such amount during September, 1996, in connection with the termination of the Company's 1989 Key Employee Salary Bonus Plan (the "1989 Bonus Plan"). The increase to Mr. Luksch's salary during 1996 was made in lieu of his receiving any bonus under the 1989 Bonus Plan during 1996. During 1998, Mr. Luksch also earned a bonus of $103,079 under the Company's Executive Bonus Plan, which will be paid during fiscal 1999. Mr. Luksch's bonus under the Executive Bonus Plan was determined by awarding him a percentage of his 1998 annual salary equal to the percentage increase in the Company's earnings from operations for fiscal 1998 over fiscal 1997 (provided 1998 earnings amounted to at least 120% of 1997 earnings), and multiplying such amount by 1.5, subject to a maximum of 100% of Mr. Luksch's annual salary. Mr. Luksch received no stock options during fiscal year 1998. The Committee believes that Mr. Luksch's overall compensation is fair and reasonable. This assessment is a subjective determination and is not quantitatively related to the Company's performance.

Stock Option Repricing

     During the third quarter of 1998, the Compensation Committee of the Board of Directors observed that despite the strong financial performance of the Company over the past several months attributable to the contributions of the Company's employees, officers and Directors, the market price of the Company's Common Stock had recently declined significantly due to market forces and other outside factors. The decline in the Company's stock price caused many of its outstanding stock options granted to employees, officers and Directors to have exercise prices above (in many cases significantly above) the current market price for the Common Stock. The Compensation Committee was of the view that stock options with exercise prices well above the market value of the Company's Common Stock do not serve any incentive function and do not serve to retain employees of the Company. Accordingly, in an effort to ensure that the Company continues to provide meaningful, long-term incentive compensation to and retains its employees, officers and Directors through stock option grants, on September 4, 1998, the Compensation Committee recommended and the Board approved a repricing (the "Repricing") of all outstanding, unexercised stock options held by the Company's employees, officers and Directors having exercise prices exceeding the fair market value of the Common Stock as of September 17, 1998 (the "Affected Options"), provided, that no options would be repriced if the fair market value of the Common Stock exceeded $7.50 per share on September 17, 1998 (the "Effective Date"). The fair market value for the Common Stock as of the Effective Date was determined by the Board to be $6.88 per share (the "New Exercise Price"), which was the average of the high and low sales prices for the Common Stock on the American Stock Exchange on the Effective Date.

     All of the Company's optionholders were required to elect whether or not they wished to have their Affected Options repriced as of the Effective Date. Those who elected not to reprice their options retained their existing options without change. Those who elected to have their Affected Options repriced had such options cancelled as of the Effective Date, with new options (the "New Options") being granted as of such date on the same terms and in the same amounts except (i) all New Options have an exercise price equal to the New Exercise Price and (ii) the New Options retained the same vesting schedule as the options they replaced, except that (x) options which were already vested as of the Effective Date were treated as first becoming vested on the Effective Date and (y) in certain cases the vesting of a portion of the New Options was delayed in order to preserve the "incentive stock option" status of such options under the Internal Revenue Code.

     The following table sets forth the effect of the Repricing on executive officers of the Company who elected to participate in the Repricing. Neither James A. Luksch nor Robert J. Palle, Jr. elected to reprice any of their stock options in the Company. The Company has not conducted any other repricings of stock options during the last ten fiscal years.

                          Ten-Year Option/SAR Repricing


                                                                                                                Length of
                                                  Number of        Market Price                                 Original
                                                 Securities        of Stock at       Exercise        New       Option Term
                                                 Underlying          Time of         Price at     Exercise     Remaining at
                                                   Options          Repricing         Time of       Price         Date of
           Name and Title               Date     Repriced (#)         ($)(1)       Repricing ($)    ($)(1)      Repricing
           --------------             -------    ------------      ------------    -------------  --------     ------------
John E. Dwight......................  9/17/98       60,000             6.88            12.69       6.88         9 years
  Senior Vice President               9/17/98       20,000             6.88             9.81       6.88         9 years

Peter Pugielli......................  9/17/98        6,666             6.88             9.63       6.88         8 years
  Senior Vice President and Chief     9/17/98       10,000             6.88             8.63       6.88         9 years
  Financial Officer                   9/17/98       10,000             6.88             9.81       6.88         9 years

Daniel J. Altiere .................   9/17/98       10,000             6.88             9.63       6.88         8 years
  Senior Vice President               9/17/98       10,000             6.88             8.63       6.88         9 years
                                      9/17/98       10,000             6.88             9.81       6.88         9 years

Norman A. Westcott..................  9/17/98       10,000             6.88             9.63       6.88         8 years
  Vice President                      9/17/98       10,000             6.88             8.63       6.88         9 years
                                      9/17/98       10,000             6.88             9.81       6.88         9 years

----------
(1) Determined by taking the average of the high and low sales prices for the Company's common stock as of the Effective Date of the Repricing.


                                        The Compensation Committee
                                        James F. Williams
                                        Robert B. Mayer
                                        Robert E. Heaton

                          COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total return during the period from December 14, 1995, the date of the Company's initial public offering, to December 31, 1998, for the Company's Common Stock, the AMEX Market Value Index and the Dow Jones Electrical Components & Equipment Industry Group Index. This graph assumes the investment of $100 in the Company's Common Stock, the stock in the companies presented in the AMEX Market Value Index and the stock in the companies comprising the Dow Jones Electrical Components & Equipment Industry Group Index on December 14, 1995 and the reinvestment of all dividends.

                                   [GRAPHIC]

     In the printed version of the document, a line graph appears which depicts the following plot points:

     12/14/95       12/31/95       12/31/96       12/31/97       12/31/98
     --------       --------       --------       --------       --------

       $100         $102.63        $ 92.10        $149.25        $ 79.52
       $100         $101.94        $108.45        $127.28        $128.09
       $100         $102.05        $122.41        $148.10        $170.92

                              CERTAIN TRANSACTIONS

     Employment of Family Members. Since 1995, the Company has employed the President's daughter and son-in-law, Emily Nikoo and Nezam Nikoo, as senior engineers in the engineering department. The annual compensation for Mr. Nikoo in 1998 was $74,306. The annual compensation for Mrs. Nikoo was $69,463. In 1998, Mr. Nikoo was granted options under the 1995 Plan to purchase 5,000 shares of Common Stock at a price of $6.88 per share (after the Repricing), vesting over three years at one-third per year, commencing on June 10, 1999. In 1998, Mrs. Nikoo was granted options under the 1995 Plan to purchase 6,000 shares of Common Stock at a price of $6.88 per share (after the Repricing), vesting over three years at one-third per year, commencing on June 10, 1999.

     Loans from Stockholders. On December 19, 1995, Messrs. Luksch, Palle and James H. Williams, lent to the Company $1,591,000 in the aggregate from S Corporation distributions actually made to such stockholders upon consummation of the Company's initial public offering of Common Stock. Mr. Luksch lent $12,000, Mr. Palle lent $316,000 and Mr. Williams lent $1,263,000. These loans were unsecured and subordinated to other bank debt of the Company. The loans had a term of three years, with interest paid monthly and no amortization of principal prior to maturity, subject to prepayment. The interest rate on the loans equaled the floating rate charged to the Company on its line of credit by First Union National Bank. In 1998, the Company repaid the promissory notes in full by making payments to Messrs. Luksch, Palle and Williams in the respective amounts of $12,088, $255,255 and $1,020,415.

                  PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected BDO Seidman, LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. BDO Seidman, LLP was the Company's independent auditors for the fiscal year ended December 31, 1998 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect in the Company or any of its subsidiaries, in any capacity. One or more representatives of BDO Seidman, LLP is expected to be present at this year's Annual Meeting of Stockholders with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm's examination of the Company's financial statements and records for the fiscal year ended December 31, 1998.

     Although the submission of the appointment of BDO Seidman, LLP is not required by law or the By-Laws of the Company, the Board is submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the Board will not be bound to seek other independent auditors for 1999, but the selection of other independent auditors will be considered in future years.

Recommendation of the Board Concerning the Ratification of Appointment of Independent Auditors

     The Board of Directors of the Company recommends that stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP as the Company's independent auditors for the 1999 fiscal year. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

                                 OTHER BUSINESS

     Management knows of no other matters that will be presented at the Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be included in the Company's proxy statement for presentation at the 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company's Controller at One Jake Brown Road, Old Bridge, New Jersey 08857 on or before January 6, 2000, to be eligible for inclusion in such proxy statement.

     If notice of a stockholder proposal intended to be presented at the 2000 Annual Meeting of Stockholders is not received by the Company on or before February 19, 2000 (whether or not the stockholder wishes the proposal to be included in the proxy statement for such annual meeting), the Company (through management proxy holders) may exercise discretionary voting authority on such proposal when and if the proposal is raised at the annual meeting without any reference to the matter in the proxy statement.

                                    FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 ACCOMPANIES THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO GLENN ALEXANDER, CONTROLLER, AT THE COMPANY'S PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

                                            By Order of the Board of Directors


                                            James A. Luksch
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Date: April 5, 1999
Old Bridge, New Jersey

                       BLONDER TONGUE LABORATORIES, INC.
                              One Jake Brown Road
                              Old Bridge, NJ 08857

                 PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1999

       This Proxy is being solicited on behalf of the Board of Directors

The Undersigned hereby appoints James A. Luksch and Robert J. Palle, Jr., and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute and hereby authorizes them to respresent and to vote, as designated on the Proxy Card all shares of Common Stock of Blonder Tongue Laboratories, Inc. (the "Company") held of record by the undersigned on the record date of March 23, 1999 at the Annual Meeting of Stockholders to be held on May 6, 1999 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example


1. Election of three        FOR       WITHHOLD
   Class I Directors        [ ]         [ ]        Nominees: James A. Luksch
   to hold office until                                      John E. Dwight
   the 2002 Annual                                           Robert E. Heaton
   Meeting of Stockholders or until their
   successors have been elected and
   qualified

(To withhold authority to vote for any
individual nominee write that nominee's
name on the space provided below.)

----------------------------------------


                                                     FOR    AGAINST     ABSTAIN
2. Proposal to ratify the appointment of             [ ]      [ ]         [ ]
   BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 1999

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof. If no direction is made on the Proxy Card, this Proxy will be voted FOR the election of all nominees to serve as Class I Directors and FOR proposal 2.

Please mark, sign, date and return this Proxy Card promptly using the enclosed envelope.


Signature _____________________________________________________________________

Signature if held jointly _____________________________________________________

Dated ____________________________________________________________________ 1999


NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both stockholders should sign. When signing as attorney, executor, administrator or trustee or guardian, please give full title as such. If a Corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership's name by authorized person.